SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 17, 2008, HopFed Bancorp, Inc. (the “Company”) and Heritage Bank (the “Bank”), the Company’s wholly owned subsidiary, each entered into an employment agreement with John E. Peck, President and Chief Executive Officer of both the Company and the Bank, and with Michael L. Woolfolk, Executive Vice President and Chief Operations Officer of the Company and the Bank.

The employment agreements with Messrs. Peck and Woolfolk are three-year agreements. Prior to July 1 of each year the agreements will be extended for an additional one-year period beyond the then applicable expiration date, if the Compensation Committee determines that the employee’s performance has met the requirements and standards of the Board of Directors.

The employment agreements with Mr. Peck provide for a base salary of $241,500 per annum. The employment agreements with Mr. Woolfolk provide for a base salary of $184,275 per annum. The employees may participate with other senior management in discretionary bonuses and in any fringe benefits that may become available and are commensurate with the responsibilities and functions to be performed by the employees.

The employment agreements provide for a payment of 2.9 times each of the employee’s base salary in the event of a change of control of the Company (as defined in the agreements), subject to certain limitations, and for payment of the salaries provided under the agreements up to expiration of their terms upon termination of either employee without cause.

The employment agreements with the Company also provide for a gross-up payment to offset the effects of any excise taxes imposed on the employee under Section 4999 of the Internal Revenue Code.

Copies of the employment agreements are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

10.1	Employment Agreement, dated as of April 17, 2008, by and between John E. Peck and HopFed Bancorp, Inc.

10.2	Employment Agreement, dated as of April 17, 2008, by and between John E. Peck and Heritage Bank.

10.3	Employment Agreement, dated as of April 17, 2008, by and between Michael L. Woolfolk and HopFed Bancorp, Inc.

10.4	Employment Agreement, dated as February 14, 2008, by and between Michael L. Woolfolk and Heritage Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: April 22, 2008	By:	/s/ Billy C. Duvall
Billy C. Duvall
Vice President, Chief Financial Officer and Treasurer